Exhibit 23.16

CONSENT

We hereby consent to (i) the references to us and our report and presentation materials prepared by us for Felipe Schmidt in the Registration Statement on Form F-4 of Enel Chile S.A. (Registration No. 333-221156) and the related prospectus, which is part of the Registration Statement, as amended (the “Registration Statement”), (ii) the filing of such report and presentation materials prepared by us with the Securities and Exchange Commission (the “Commission”), (iii) the filing of any preliminary reports, opinions, presentations or materials prepared by us for Felipe Schmidt with the Commission, and (iv) any references to such reports, opinions, presentations or materials in filings with the Commission. Our report and presentation materials were prepared and provided to Felipe Schmidt, in connection with his issuance of his reports in accordance with Articles 156 and 168 of the Chilean Corporate Regulations (Reglamento de Sociedades Anónimas). In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Commission thereunder, nor do we hereby admit that we are an expert with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Providence Capital

By:	/s/ Pablo D’Agliano
Name:	Pablo D’Agliano
Title:	Managing Director

January 9, 2018